Cooper Standard Reports Fourth Quarter and Full Year 2018 Results

NOVI, Mich., February 14, 2019 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported preliminary results for the fourth quarter and full year 2018.

Highlights

•	Full year net income totaled $107.8 million or $5.89 per fully diluted share

•	Full year adjusted net income totaled $160.7 million or $8.79 per fully diluted share

•	Full year adjusted EBITDA totaled $376.5 million, or 10.4 percent of sales

•	Net new business awards totaled $64 million in the quarter and $441 million for the full year

•	Sales awards for innovation products totaled $70 million in the quarter and $287 million for the full year

“Market conditions in Asia and Europe remained challenging during the fourth quarter and commodity costs continued to increase globally,” stated Jeffrey Edwards, chairman and CEO, Cooper Standard. “While we anticipate similar headwinds in 2019, we are focused on executing our strategy to create value through innovation, improving operating efficiency and increasing returns on invested capital. Strong net new business awards in 2018 and a record number of new program launches planned for 2019, both in our automotive and non-automotive businesses, support our positive long-term outlook for profitable growth.”

Consolidated Results*

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(dollar amounts in millions except per share amounts)
Sales	$872.0	$937.9	$3,629.3	$3,618.1
Net income (loss)	$(23.1)	$28.5	$107.8	$135.3
Adjusted net income	$27.5	$63.6	$160.7	$208.0
Earnings per diluted share	$(1.30)	$1.53	$5.89	$7.21
Adjusted earnings per diluted share	$1.53	$3.42	$8.79	$11.08
Adjusted EBITDA	$76.4	$131.2	$376.5	$452.0

The year-over-year change in fourth quarter sales was primarily attributable to unfavorable volume and mix, foreign exchange and customer price adjustments, partially offset by the net positive impact of acquisitions and divestitures. For the full year, favorable foreign exchange and the net positive impact of acquisitions and divestitures more than offset customer price adjustments and unfavorable volume and mix.

Net income for the fourth quarter and full year 2018 included the impact of non-cash impairment charges related to goodwill and other assets in the Company’s Asia Pacific and Europe reporting units. It also included the tax benefit related to the reversal of the Company’s valuation allowance on net deferred tax assets in France and on capital losses in the U.S. Adjusted net income, which excludes these and other special or non-operating items, was down in the fourth quarter and full year 2018 due largely to unfavorable volume and mix, customer price adjustments, higher material costs and general inflation, partially offset by operating efficiencies, lower sales, general, administrative and engineering (SGA&E) expense, and the lower statutory tax rate in the U.S.

The year-over-year change in fourth quarter and full year adjusted EBITDA is largely attributable to unfavorable volume and mix, customer price adjustments, higher raw material costs and general inflation, partially offset by operating efficiencies and lower SGA&E expense.
Adjusted net income, adjusted EBITDA and adjusted earnings per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the fourth quarter, Cooper Standard launched 56 new customer programs and was awarded $64 million in annual net new business. For the full year 2018, the Company’s annual net new business awards totaled $441 million. New contract awards related to the Company’s recent product innovations, including both new and replacement business, totaled $70 million for the quarter. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-LockTM; TP Microdense; and Fortrex™.

During the fourth quarter, the Company announced an agreement to sell its anti-vibration systems business and the divestiture is expected to close early in the second quarter of 2019, subject to customary closing conditions.

Quarterly Segment Results
North America
Cooper Standard’s North America segment reported sales of $476.4 million in the fourth quarter of 2018 compared to $479.4 million in the fourth quarter of 2017. The change was primarily attributable to unfavorable volume and mix and customer price adjustments, offset by incremental sales related to acquisitions.
North America segment profit was $51.3 million in the fourth quarter of 2018 compared to $65.2 million in the fourth quarter of 2017. The year-over-year change was primarily attributable to unfavorable volume and mix, higher material costs, customer price adjustments and inflation, partially offset by improvements in operating efficiency, lower compensation-related expense and other cost reduction initiatives.
Europe
Cooper Standard’s Europe segment reported sales of $230.2 million in the fourth quarter of 2018 compared to $267.4 million in the fourth quarter of 2017. The change was attributable to unfavorable volume and mix, customer price adjustments and foreign exchange.
The Europe segment reported a segment loss of $57.2 million in the fourth quarter of 2018, compared to a segment profit of $1.8 million in the fourth quarter of 2017. The year-over-year change was largely attributable to $41.5 million of non-cash impairment charges related to goodwill, fixed assets and other intangible assets, unfavorable volume and mix, customer price adjustments, higher material costs and general inflation, partially offset by savings related to restructuring and other cost reduction initiatives.

Asia Pacific
Cooper Standard’s Asia Pacific segment reported sales of $143.1 million in the fourth quarter of 2018 compared to $163.2 million in the fourth quarter of 2017. The change was largely attributable to unfavorable volume and mix, customer price adjustments and foreign exchange, partially offset by incremental sales related to acquisitions.
The Asia Pacific segment reported a segment loss of $68.6 million in the fourth quarter of 2018, compared to a segment loss of $1.1 million in the fourth quarter 2017. The year-over-year change was primarily attributable to $38.9 million of non-cash impairment charges related to goodwill and fixed assets in India and Korea, unfavorable volume and mix, customer price adjustments and inflation, partially offset by improvements in operating efficiency, savings related to restructuring and lower compensation-related expense.
South America
Cooper Standard’s South America segment reported sales of $22.3 million in the fourth quarter of 2018 compared to $27.9 million in the fourth quarter of 2017. The change was primarily attributable to foreign exchange and unfavorable volume and mix.
The South America segment reported a segment loss of $3.7 million in the fourth quarter of 2018 compared to a loss of $2.6 million in the fourth quarter of 2017. The year-over-year change was primarily attributable to higher material costs.

Liquidity and Cash Flow
At December 31, 2018, Cooper Standard had cash and cash equivalents totaling $265.0 million. Net cash provided by operating activities in the fourth quarter 2018 was $71.4 million compared to $208.0 million in the fourth quarter of 2017. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) was $13.4 million in the fourth quarter of 2018 compared to $158.7 million in the fourth quarter of 2017. For the full year 2018, net cash provided by operating activities was $149.4 million compared to $313.1 million in 2017. Free cash flow for the full year 2018 was $(68.7) million compared to $126.3 million in 2017.
In addition to cash and cash equivalents, the Company had $144.3 million available under its senior amended asset-based revolving credit facility (“ABL facility”) for total liquidity of $409.3 million at December 31, 2018.
Total debt at December 31, 2018 was $831.1 million compared to $758.2 million at December 31, 2017. Net debt (defined as total debt minus cash and cash equivalents) at December 31, 2018 was $566.1 million compared to $242.3 million at December 31, 2017. Cooper Standard’s net leverage ratio (defined as net debt divided by adjusted EBITDA) at December 31, 2018 was 1.5 times trailing 12 months adjusted EBITDA.

Outlook
The Company has issued 2019 full year guidance as follows:

Current Guidance
Sales	$3.40 - $3.60 billion
Adjusted EBITDA[1]	$300 - $340 million
Capital Expenditures	$180 - $190 million
Cash Restructuring	$15 - $25 million
Effective Tax Rate	16% - 18%
1 Adjusted EBITDA is a non-GAAP financial measure. We have not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, we cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 15 at 9 a.m. ET to discuss its fourth quarter and full year 2018 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 877-374-4041 (international callers dial 253-237-1156) and provide the conference ID 9692137 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.
About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 32,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; entering new markets; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

*The financial results discussed throughout this release are presented on a preliminary basis. The Company’s annual report on Form 10-K for the year ended Dec. 31, 2018 will include audited financial results.

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF NET INCOME
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$871,987	$937,914	$3,629,293	$3,618,126
Cost of products sold	760,331	759,474	3,075,737	2,946,687
Gross profit	111,656	178,440	553,556	671,439
Selling, administration & engineering expenses	75,892	80,603	314,805	340,963
Amortization of intangibles	4,248	3,493	14,844	14,056
Gain on sale of land	337	—	(10,377)	—
Goodwill impairment charges	45,281	—	45,281	—
Other impairment charges	43,706	10,493	43,706	14,763
Restructuring charges	9,881	6,917	29,722	35,137
Operating profit (loss)	(67,689)	76,934	115,575	266,520
Interest expense, net of interest income	(11,248)	(10,324)	(41,004)	(42,112)
Equity in earnings of affiliates	2,370	1,784	6,718	5,519
Loss on refinancing and extinguishment of debt	—	—	(770)	(1,020)
Other expense, net	(1,640)	(5,164)	(5,613)	(15,807)
Income (loss) before income taxes	(78,207)	63,230	74,906	213,100
Income tax expense (benefit)	(49,514)	34,269	(29,683)	74,527
Net income (loss)	(28,693)	28,961	104,589	138,573
Net (income) loss attributable to noncontrolling interests	5,634	(460)	3,177	(3,270)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(23,059)	$28,501	$107,766	$135,303

Weighted average shares outstanding
Basic	17,761,701	17,815,292	17,894,718	17,781,272
Diluted	17,761,701	18,591,378	18,290,202	18,776,653

Earnings per share:
Basic	$(1.30)	$1.60	$6.02	$7.61
Diluted	$(1.30)	$1.53	$5.89	$7.21

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2018	2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$264,980	$515,952
Accounts receivable, net	418,607	494,049
Tooling receivable	141,106	112,561
Inventories	175,572	170,196
Prepaid expenses	36,878	33,205
Other current assets	108,683	100,778
Assets held for sale	103,898	—
Total current assets	1,249,724	1,426,741
Property, plant and equipment, net	984,241	952,178
Goodwill	143,681	171,852
Intangible assets, net	99,602	69,091
Deferred tax assets	70,007	33,834
Other assets	75,848	71,952
Total assets	$2,623,103	$2,725,648
Liabilities and Equity
Current liabilities:
Debt payable within one year	$101,323	$34,921
Accounts payable	452,320	523,296
Payroll liabilities	92,604	123,090
Accrued liabilities	98,907	145,650
Liabilities held for sale	71,195	—
Total current liabilities	816,349	826,957
Long-term debt	729,805	723,325
Pension benefits	138,771	180,173
Postretirement benefits other than pensions	40,901	61,921
Deferred tax liabilities	8,233	9,511
Other liabilities	29,542	68,672
Total liabilities	1,763,601	1,870,559
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	18
Additional paid-in capital	501,511	512,815
Retained earnings	576,025	511,367
Accumulated other comprehensive loss	(246,088)	(197,631)
Total Cooper-Standard Holdings Inc. equity	831,465	826,569
Noncontrolling interests	28,037	28,520
Total equity	859,502	855,089
Total liabilities and equity	$2,623,103	$2,725,648

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2018	2017	2016
	(Unaudited)
Operating Activities:
Net income	$104,589	$138,573	$140,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	131,854	124,032	109,094
Amortization of intangibles	14,844	14,056	13,566
Gain on sale of land	(10,377)	—	—
Impairment charges	88,987	14,763	1,273
Share-based compensation expense	8,520	24,963	24,032
Equity in earnings, net of dividends related to earnings	(1,856)	(137)	(4,855)
Loss on refinancing and extinguishment of debt	770	1,020	5,104
Deferred income taxes	(40,721)	11,076	9,082
Other	2,652	1,286	1,591
Changes in operating assets and liabilities:
Accounts and tooling receivable	17,916	(26,428)	(579)
Inventories	1,410	(13,929)	6,651
Prepaid expenses	(4,647)	5,981	(7,010)
Accounts payable	(32,502)	11,415	70,066
Payroll and accrued liabilities	(65,646)	8,879	5,612
Other	(66,405)	(2,444)	(8,595)
Net cash provided by operating activities	149,388	313,106	365,471
Investing activities:
Capital expenditures	(218,071)	(186,795)	(164,368)
Acquisition of businesses, net of cash acquired	(171,653)	(478)	(37,478)
Cash from consolidation of joint venture	—	—	3,395
Other	6,733	(13,349)	185
Net cash used for investing activities	(382,991)	(200,622)	(198,266)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	—	393,060
Repayment and refinancing of term loan facility	—	—	(397,196)
Principal payments on long-term debt	(3,437)	(19,866)	(10,747)
Purchase of noncontrolling interest	(2,450)	—	—
Repurchase of common stock	(59,955)	(55,123)	(23,800)
Proceeds from exercise of warrants	—	2,373	2,810
Increase (decrease) in short term debt, net	65,198	10,683	(12,223)
Taxes withheld and paid on employees' share-based payment awards	(11,618)	(13,297)	(12,624)
Other	(2,178)	(297)	(2,196)
Net cash used for financing activities	(14,440)	(75,527)	(62,916)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3,019)	(1,475)	(666)
Changes in cash, cash equivalents and restricted cash	(251,062)	35,482	103,623
Cash, cash equivalents and restricted cash at beginning of period	518,461	482,979	379,356
Cash, cash equivalents and restricted cash at end of period	$267,399	$518,461	$482,979

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:

Cash and cash equivalents	$264,980	$515,952	$480,092
Restricted cash included in other current assets	18	88	—
Restricted cash included in other assets	2,401	2,421	2,887
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$267,399	$518,461	$482,979

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is adjusted EBITDA presented as percentage of sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(dollar amounts in thousands)
Net income attributable to Cooper-Standard Holdings Inc.	$(23,059)	$28,501	$107,766	$135,303
Income tax expense	(49,514)	34,269	(29,683)	74,527
Interest expense, net of interest income	11,248	10,324	41,004	42,112
Depreciation and amortization	37,427	38,675	146,698	138,088
EBITDA	$(23,898)	$111,769	$265,785	$390,030
Other impairment charges (1)	43,706	10,493	43,706	14,763
Goodwill impairment charges (2)	39,818	—	39,818	—
Restructuring charges (3)	9,881	6,917	29,722	35,137
Gain on sale of land (4)	337	—	(10,377)	—
Project costs (5)	4,881	—	4,881	—
Amortization of inventory write-up (6)	925	—	1,460	—
Loss on refinancing and extinguishment of debt (7)	—	—	770	1,020
Settlement charges (8)	775	525	775	6,427
Foreign tax amnesty program (9)	—	1,502	—	4,623
Adjusted EBITDA	$76,425	$131,206	$376,540	$452,000

Sales	$871,987	$937,914	$3,629,293	$3,618,126
Net income margin	(2.6)%	3.0%	3.0%	3.7%
Adjusted EBITDA margin	8.8%	14.0%	10.4%	12.5%

(1)	Other non-cash impairment charges in 2018 related to intangible assets of $791 and fixed assets of $42,915. Impairment charges in 2017 related to fixed assets of $14,763.

(2)	Non-cash goodwill impairment charges in 2018 related to impairments at our Europe and Asia Pacific reporting units, net of approximately $5,463 attributable to our noncontrolling interests.

(3)	Includes non-cash impairment charges related to restructuring.

(4)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(5)	Project costs related to acquisitions and planned divestiture.

(6)	Amortization of write-up of inventory to fair value for the 2018 acquisitions.

(7)	Loss on refinancing and extinguishment of debt relating to the March 2018 amendment and May 2017 amendment of the Term Loan Facility.

(8)	Non-cash settlement charges incurred related to certain of our non-U.S. pension plans.

(9)	Relates to indirect taxes recorded in cost of products sold.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(dollar amounts in thousands, except per share amounts)
Net income attributable to Cooper-Standard Holdings Inc.	$(23,059)	$28,501	$107,766	$135,303
Other impairment charges(1)	43,706	10,493	43,706	14,763
Goodwill impairment charges(2)	39,818	—	39,818	—
Restructuring charges(3)	9,881	6,917	29,722	35,137
Gain on sale of land(4)	337	—	(10,377)	—
Project Costs(5)	4,881	—	4,881	—
Amortization of inventory write-up(6)	925	—	1,460	—
Loss on refinancing and extinguishment of debt(7)	—	—	770	1,020
Settlement charges(8)	775	525	775	6,427
Foreign tax amnesty program(9)	—	1,502	—	4,623
Tax impact of adjusting items(10)	(6,879)	(3,912)	(7,889)	(8,855)
Reversal of deferred tax valuation allowance (11)	(43,606)	—	(43,606)	—
Impact of U.S. tax reform(12)	748	33,484	(6,322)	33,484
Worthless security tax deduction(13)	—	(13,947)	—	(13,947)
Adjusted net income	$27,527	$63,563	$160,704	$207,955

Weighted average shares outstanding
Basic	17,761,701	17,815,292	17,894,718	17,781,272
Diluted (14)	17,761,701	18,591,378	18,290,202	18,776,653

Earnings per share:
Basic	$(1.30)	$1.60	$6.02	$7.61
Diluted	$(1.30)	$1.53	$5.89	$7.21

Adjusted earnings per share:
Basic	$1.55	$3.57	$8.98	$11.70
Diluted	$1.53	$3.42	$8.79	$11.08

(1)	Other non-cash impairment charges in 2018 related to intangible assets of $791 and fixed assets of $42,915. Impairment charges in 2017 related to fixed assets of $14,763.

(2)	Non-cash goodwill impairment charges in 2018 related to impairments at our Europe and Asia Pacific reporting units, net of approximately $5,463 attributable to our noncontrolling interests.

(3)	Includes non-cash impairment charges related to restructuring.

(4)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(5)	Project costs related to acquisitions and planned divestiture.

(6)	Amortization of write-up of inventory to fair value for the 2018 acquisitions.

(7)	Loss on refinancing and extinguishment of debt relating to the March 2018 amendment and May 2017 amendment of the Term Loan Facility.

(8)	Non-cash settlement charges incurred related to certain of our non-U.S. pension plans.

(9)	Relates to indirect taxes recorded in cost of products sold.

(10)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(11)	Relates to the reversal of the Company’s valuation allowance on net deferred tax assets in France and on capital losses in the U.S.

(12)	Tax impact of the transition tax on undistributed foreign earnings and the tax effect of adjusting deferred taxes for the Tax Cuts and Jobs Act enacted into law on December 22, 2017.

(13)	Discrete tax benefit recorded in Q4 2017.

(14)	For the purpose of calculating Q4 2018 adjusted diluted earnings per share, the weighted average shares outstanding were 18,003,882.

Free Cash Flow

The following table defines free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(dollar amounts in thousands)
Net cash provided by operating activities	$71,384	$208,016	$149,388	$313,106
Capital expenditures	(57,983)	(49,349)	(218,071)	(186,795)
Free cash flow	$13,401	$158,667	$(68,683)	$126,311